Exhibit 99.1

X-Rite Announces Second Quarter 2009 Financial Results

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--August 11, 2009--X-Rite, Incorporated (NASDAQ: XRIT) today announced its financial results for the quarter ended July 4, 2009.

Highlights of today’s announcement:

  Second quarter 2009 net sales of $49.4 million
  Improved profitability as a result of the Company’s profit improvement plan
    Second quarter operating income of $2.5 million and a significant reduction in the net loss in the second quarter versus prior year
    Adjusted EBITDA margin in the quarter of 24.8 percent of net sales, up 1.1 percentage points from prior year
    Healthy cash flow from operations
  Strengthened balance sheet
    Debt paid down in the second quarter by $13.4 million and $34.2 million year-to-date
    Net debt balance of $202.9 million at close of second quarter
    Second quarter ending cash balance of $33.8 million
  Closure of Viptronic business operations in June 2009
    Expected completion of campus sale by end of third quarter 2009 for $2.4 million
  New MatchRite® iVue™ color matching system announced as next generation solution for Benjamin Moore stores in North America
  Increased adoption of ColorMunki™ Design by major industry partners and customers as key workflow tool in creative phase of product realization process

The Company reported second quarter 2009 net sales of $49.4 million compared to $73.5 million in second quarter 2008. These results are in the range of Company expectations given market conditions and reflect a decline of 32.8 percent (29.8 percent after a currency impact of $2.2 million) versus a comparatively strong prior year performance. On a year-to-date basis net sales were $96.0 million, 31.1 percent (27.9 percent after $4.5 million of currency impact) below the same period results last year. Both the Color Measurement and Color Standards segments experienced similar year over year declines as many customers and channel partners continued to delay purchase decisions in key X-Rite markets.

“While we are beginning to make progress in some new market segments that have been less affected by the global economic slump, core markets such as printing and automotive continue to face weak customer demand and corresponding investment levels, which in turn impact the demand for X-Rite’s products. Generally, discretionary CAPEX spending remains below pre-recession levels,” said Thomas J. Vacchiano Jr., X-Rite’s chief executive officer. “Some good news is that we are beginning to see an increasing number of customers and partners reengaging in discussions with X-Rite about previously suspended projects or new projects, which may be an indicator of improving order rates later this year or in 2010.”

Supported by the Company’s profit improvement actions, the second quarter net loss was $7.6 million versus a loss of $20.9 million in the same period in 2008. Adjusted EBITDA in the second quarter was $12.3 million compared to $17.4 million in the second quarter 2008. Adjusted EBITDA as a percentage of net sales was 24.8 percent in the second quarter, an improvement of 1.1 percentage points from 2008. Operating income for the second quarter of 2009 was $2.5 million or 5 percent of net sales as compared to $0.4 million in the same period last year.

The Company reported that despite the net sales decline in the second quarter, successful execution of the profit improvement plan along with effective working capital management practices yielded healthy cash flows. The Company’s cash position ending the period was $33.8 million and debt was reduced by $13.4 million in the second quarter to $236.7 million.

Bradley J. Freiburger, X-Rite’s interim chief financial officer commented, “While we are pleased with our progress managing costs and working capital during these challenging times, we remain committed to keeping costs and working capital levels aligned with the realities of the current market. We believe X-Rite is poised to deliver attractive levels of cash flow and profitability when market opportunities improve.”

The Company has completed its announced closure of business operations for Viptronic, a subsidiary of X-Rite located in Brixen, Italy as of June 2009. It is expected that the sale of the campus will be completed by September of this year at a price estimated to be $2.4 million.

X-Rite also announced that momentum for its new MatchRite® iVue™ system continues to build as Benjamin Moore recently decided to adopt this technology as the next generation solution for its retail stores. Additionally, the Company reported that an increasing number of customers adopted its new ColorMunki Design product to improve speed, cost or quality in the design phase of their product realization processes. Early adopters include partners such as Corel and Bunkspeed, and customers such as Kohl’s and Columbia Sportswear.

Vacchiano closed by commenting, “The general economic climate continues to cause substantial uncertainty making it impractical to provide guidance. That said, I am encouraged by new project design wins as noted in this press release. It is an indicator of the future opportunity for our industry and the leadership role that X-Rite has established.”

X-Rite invites all interested parties to listen to the live webcast and view the Investor Presentation at X-Rite Investor Relations (www.xrite.com). If you would like to dial in to the live call, please call 616-803-2203 and the number will be provided. An archive of the call will be available through September 2009.

Conference Call

The Company will conduct a live audio webcast discussing its first quarter 2009 results on Tuesday, August 11, 2009 at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s chief executive officer and Bradley J. Freiburger, the Company’s interim chief financial officer. To access the webcast and the conference call financial presentation, go to www.xrite.com, click on the About Us tab and select Investor Relations. An archived version of this webcast will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes design industry color leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures used by X-Rite include adjusted EBITDA and net debt. Adjusted EBITDA is defined as net income adjusted for interest, taxes, depreciation, amortization, acquisition restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets Net debt is defined as the Company’s total indebtedness less cash. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at www.xrite.com.

Forward-looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or for any other reason.

EXHIBIT 1
Consolidated Income Statement
(in millions)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net Sales	$49.4	$73.5	$96.0	$139.4

Cost of sales	19.7	35.1	39.5	65.6

Gross profit	29.7	38.4	56.5	73.8
Gross margin	60.1%	52.3%	58.8%	52.9%

Operating expenses:
Selling and marketing	13.1	17.4	26.7	35.0
Research, development and engineering	5.7	7.7	11.6	16.4
General and administrative	7.0	8.3	14.3	18.1
Restructuring and other related charges	1.4	4.6	3.2	5.8
	27.2	38.0	55.8	75.3
Operating income (loss)	2.5	0.4	0.7	(1.5)

Interest expense	(8.7)	(11.2)	(17.2)	(23.2)
Other, net	(1.0)	0.2	0.7	(1.0)

Loss before income taxes	(7.2)	(10.6)	(15.8)	(25.7)

Income taxes	0.4	10.3	0.5	12.0

Net loss	$(7.6)	$(20.9)	$(16.3)	$(37.7)

EXHIBIT 2
Net Sales by Segment
(in millions)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Imaging and Media	$19.0	$32.2	$37.6	$60.2
Industrial	10.9	14.5	19.1	27.7
Retail	4.2	5.9	8.1	10.0
Color Support Services	5.7	7.7	11.8	15.0
Other	1.5	1.6	2.9	3.0
Total Color Measurement	41.3	61.9	79.5	115.9
Color Standards	8.1	11.6	16.5	23.5
Total	$49.4	$73.5	$96.0	$139.4

EXHIBIT 3
Consolidated Balance Sheet
(in millions)

	July 4,	January 3,
	2009	2009

Cash	$33.8	$50.8
Accounts Receivable	27.2	36.9
Inventory	35.2	39.9
Other Current Assets	8.4	15.3
Goodwill and Other Intangible Assets	322.6	331.0
Other Non-Current Assets	67.3	70.6
Total Assets	494.5	544.5

Accounts Payable	6.6	11.6
Total Indebtedness	236.7	270.9
Other Liabilities	54.1	52.7
Total Liabilities	297.4	335.2

Shareholders' Investment	197.1	209.3

Total Liabilities and Shareholders' Investment	$494.5	$544.5

Net Debt
Total Indebtedness	$236.7	$270.9
Less: Cash	(33.8)	(50.8)
Total Net Debt	$202.9	$220.1

EXHIBIT 4
Consolidated Statement of Cash Flows
(in millions)

	Six Months Ended
	July 4,	June 28,
	2009	2008
Cash Flows from operating activities
Net loss	$(16.3)	$(37.7)
Non-cash adjustments to net loss	23.6	28.1
Changes in operating assets and liabilities, net of effects
from acquisitions:	9.2	10.3
Net cash provided by operating activities	16.5	0.7

Net Cash provided by (used for) investing activities	2.6	(2.9)

Net Cash provided by (used for) financing activities	(35.8)	9.2

Effect of exchange rate changes on cash	(0.3)	1.0

Net increase (decrease) in cash	(17.0)	8.0
Cash, beginning of period	50.8	20.3
Cash, end of period	$33.8	$28.3

EXHIBIT 5
Credit Agreement EBITDA
(in millions)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net Loss	$(7.6)	$(20.9)	$(16.3)	$(37.7)

EBITDA Adjustments:
Depreciation	1.6	1.6	3.3	3.6
Amortization	5.4	4.6	10.8	10.6
Restructuring and other related costs	1.5	4.7	3.6	6.0
Inventory valuation amortization	-	3.9	-	7.7
Share-based compensation (1)	1.2	1.0	2.0	2.1
Investment in founders life insurance	-	0.1	-	1.0
Net interest expense	8.7	11.1	17.2	23.0
Currency (gain) loss	1.2	(0.1)	(0.8)	1.2
Income taxes	0.4	10.4	0.5	12.0
(Gain) loss on sale of assets	(0.1)	-	0.1	-
Property tax assessment on former headquarters(2)	-	0.8	-	0.8
Change in accounting method	-	-	0.9	-
	19.9	38.1	37.6	68.0

EBITDA based on credit agreement	12.3	17.2	21.3	30.3

Changes in credit agreement definition of EBITDA(3)	-	0.2	-	0.4

EBITDA based on amended credit agreement	$12.3	$17.4	$21.3	$30.7

Net Sales	49.4	73.5	96.0	139.4

Adjusted EBITDA Margin(4)	24.8%	23.7%	22.2%	22.1%

(1)	Excludes share-based compensation charged to restructuring, as it is included in the "Restructuring and other related costs" line.

(2)	The special property tax assessment relating to certain land improvements on the former headquarters was agreed upon by the lenders as an EBITDA add back.

(3)	EBITDA for the first two quarters of 2008 was originally calculated under the terms of the 2007 credit agreements. Under the forbearance and amendment agreements the adjustment for founders life insurance is no longer limited to $1 million per year and mortgage interest is no longer excluded from the interest expense adjustment. These adjustments to the credit agreements resulted in an increase to EBITDA of $0.2 and $0.4 million for the three and six months ended June 28, 2008, respectively.

(4)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

CONTACT:
X-Rite, Incorporated
Bradley J. Freiburger, Interim CFO
616-803-2143
bfreiburger@xrite.com